Exhibit 99.1

On October 23, 2014, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. Announces Dividend

Dividend will be payable December 16, 2014

Columbus Grove, Ohio,  October 23, 2014 – United Bancshares, Inc. (NASDAQ: UBOH) announced today that its Board of Directors approved a cash dividend of $0.08 per common share payable December 16, 2014 to shareholders of record at the close of business on November 28, 2014.

United Bancshares, Inc. is the holding company of The Union Bank Company, which serves Allen, Hancock, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville, Ohio.

United Bancshares, Inc. has approximately 3,367,735 common shares outstanding as of September 30, 2014.

Contact:

Brian D. Young

President and CEO

United Bancshares, Inc.

100 South High Street

Columbus Grove, Ohio  45830

(419) 659-2141

Email: info@theubank.com